Exhibit 99.1

MANSCAPED™, a Leading Men’s Lifestyle and Consumer Brand, to
Become a Publicly Traded Company via Business Combination with
Bright Lights Acquisition Corp.

●	MANSCAPED, a leader and pioneer in men’s grooming, has entered into a definitive business combination agreement with Bright Lights Acquisition Corp. (Nasdaq: BLTS) (“Bright Lights”), led by Michael Mahan, Allen Shapiro, John Howard, and Hahn Lee; MANSCAPED is led by executive team Paul Tran, Kevin Datoo, Phillip Unthank, Ty Shay, Chee Min Hong, and Marcelo Kertész

●	The transaction implies a combined company enterprise value of approximately $1 billion

●	High-growth, profitable consumer lifestyle brand MANSCAPED, had $285 million in trailing twelve-month (TTM) revenue and expects to grow to over $500 million in TTM revenue by 2023 through international growth and product expansion, furthering its lead in the male self-care category

●	The company’s profitable business model has allowed it to grow from approximately $3 million in TTM revenue in Q1 2018 to $285 million in Q3 2021 while only utilizing $23 million of raised equity

●	MANSCAPED expects to receive up to $305 million in gross transaction proceeds and will be debt-free at closing

●	The transaction includes a fully committed $75 million PIPE from a number of institutional investors, including: Funds managed by UBS O’Connor, Shaolin Capital Management, Signia Venture Partners and Guggenheim Investments; additional investors include Endeavor, an affiliate of Saban Capital Group LLC, Bright Lights, and certain MANSCAPED shareholders. 100% of MANSCAPED’s existing shareholders will roll their equity into the combined company

●	The transaction is expected to close in the first quarter of 2022 and is expected to be listed on the Nasdaq under the new ticker symbol “MANS”

SAN DIEGO and LOS ANGELES, CA. – November 23, 2021 ― MANSCAPED™ (“MANSCAPED” or “the Company”), a leading men’s lifestyle consumer brand and male grooming category creator, and Bright Lights Acquisition Corp. (“Bright Lights”) (Nasdaq: BLTS), a publicly-traded special purpose acquisition company, announced today they have entered into a definitive business combination agreement that will result in MANSCAPED becoming a public company. Upon closing of the transaction, the combined company will be renamed Manscaped Holdings, Inc. and expects to apply to be listed on the Nasdaq under the new ticker symbol “MANS.” The combined company will be led by Paul Tran (Bio), Founder and Chief Executive Officer of MANSCAPED.

MANSCAPED was founded in 2016 and quickly rose to become a preferred brand among consumers and celebrities alike as the pioneer of men’s below-the-waist grooming, commonly referred to as “manscaping.” By focusing on the needs of what had, for too long, been a sensitive and often taboo subject, MANSCAPED sparked a fresh conversation and defined a massive market within the $70 billion global men’s grooming industry. The revolutionary brand produces a diversified line of precision-engineered tools, unique formulations, and accessories that are intelligently designed to introduce and elevate a whole new self-care routine. This notion, combined with MANSCAPED’s mission to help men level up and be the best version of themselves, is now a proven and highly adopted concept around the world.

As a digitally native brand, MANSCAPED has scaled into a true omnichannel lifestyle business in a short amount of time. Along the way, the global grooming leader has produced significant accomplishments including launching in 38 countries with international sales tracking with its successful U.S. trajectory, creating a top-notch and rapidly growing subscription program, and boasting thousands of disruptive displays in retail giants like Target, Best Buy, and Macy’s. Further, they’ve established and maintained high-profile partnerships with dozens of celebrated professional athletes, including Rob Gronkowski and Alex Caruso, and iconic sports organizations such as UFC®, NASCAR, and the San Francisco 49ers. Their presence extends to top Hollywood stars, with fans including Channing Tatum who will become an investor and another creative content partner for the Company as part of the transaction.

But this is just the beginning as MANSCAPED fills an unmet need for a lifestyle brand that speaks to men of all ages with grooming products. Today, MANSCAPED resonates with men all over the world with its humorous brand approach, viral marketing campaigns, and popular premium products.

Investment Highlights

●	Category Creator and Leader – MANSCAPED created the market for men’s below-the-waist grooming and is a defining lifestyle brand in men’s personal care with its unique brand value and high customer loyalty supported by impressive marketing reach and innovative products.

●	Compelling and Scalable Business – Impressive, industry-leading growth and product margin profile supported by superior unit economics and a digitally native, omnichannel platform with a high level of repeat purchase, including a fast-growing subscription program.

●	Multiple Paths to Growth – Continued global expansion plan based on demonstrated success, penetration of large and underserved addressable groin grooming market, and considerable growth potential going beyond the groin into overall men’s personal care, including hard goods and consumable products.

●	Compelling Growth, Efficient Capital Deployment, and Robust Financials – Generated significant revenue growth through efficient use of capital with revenue run rate growing from $3 million to $285 million in three years while only using $23 million in equity capital raised. During that time, MANSCAPED has garnered over one million subscribers that have a 70% repeat purchase rate within the first 12 months.

●	Massive Total Addressable Market Opportunity – Target demographic of over 900 million men worldwide representing an underpenetrated $70 billion global male grooming market opportunity.

●	A True Omnichannel Brand – Products available across multiple countries through online marketplaces, brick-and-mortar retail, direct-to-consumer, and subscription.

Management Commentary

Paul Tran commented, “MANSCAPED was founded on delivering much-needed grooming solutions for men but has since catapulted into a full lifestyle brand with a multigenerational cult following. We’re innovating beyond the groin with a robust product roadmap that will continue to revolutionize the industry by addressing all of men’s self-care needs. This further establishes our status as a defining men’s lifestyle brand – and one that is already admired by millions of lifelong fans worldwide.”

“The process of going public is a crucial milestone in our journey. The capital raised in this transaction will drive our ability to serve more men in more markets around the world, while also allowing us to grow the MANSCAPED routine into additional personal care and lifestyle product spaces,” Paul continued. “We are excited to be working with Bright Lights, and gratified that our customers can now be owners of the company and more deeply invested in our business.”

Michael Mahan, Chief Executive Officer of Bright Lights, who will join MANSCAPED’s Board of Directors, said, “MANSCAPED has a huge opportunity to capitalize on the sizable and growing men’s self-care market by offering its unique line of grooming products. Bright Lights sought to partner with an exceptional company that could benefit from celebrity partnerships, and MANSCAPED’s proven success and omnichannel platform company was the perfect opportunity for two world-class teams to come together. We are thrilled to partner with MANSCAPED and their team and look forward to its future success as a publicly traded entity.”

Kevin Datoo, President of MANSCAPED, commented, “We see a tremendous global market opportunity in front of us driven by the exponential growth of this new, but immense segment. We have proven ourselves as the market leader and creator of the below-the-waist care category and are excited to continue to evolve our offerings into the leading lifestyle brand for men’s self-care.”

Transaction Overview

The business combination implies an enterprise valuation for MANSCAPED of $1 billion, or approximately 2.6x 2022 revenue. The transaction will provide $305 million in gross proceeds to the Company, assuming no redemption by Bright Lights shareholders, including a $75 million fully committed common stock PIPE at $9.20 per share from investors that include: Funds managed by UBS O’Connor, Shaolin Capital Management, Signia Venture Partners, Guggenheim Investments, Endeavor, and an affiliate of Saban Capital Group LLC. 100% of MANSCAPED’s shareholders will roll their equity holdings into the newly public company. After closing, assuming no redemptions, the Company expects to have $235 million on the balance sheet and no debt.

The Boards of Directors of both MANSCAPED and Bright Lights have unanimously approved the transaction. The transaction will require the approval of the shareholders of both MANSCAPED and Bright Lights, and is subject to other customary closing conditions, including the receipt of certain regulatory approvals. The transaction is expected to close in the first quarter of 2022.

Additional information about the proposed transaction, including a copy of the business combination agreement and investor presentation and transcript of management commentary, will be provided in a Current Report on Form 8-K to be filed by Bright Lights with the Securities and Exchange Commission (“SEC”) and will be available on the MANSCAPED’s Investor Relations page at www.manscaped.com and at www.sec.gov.

Advisors

Moelis & Company LLC is acting as financial advisor to Bright Lights. Jefferies LLC and Deutsche Bank Securities Inc. are acting as Capital Markets Advisors to Bright Lights. Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal advisor to Bright Lights.

Jefferies LLC, Moelis & Company LLC and Deutsche Bank Securities Inc. served as placement agents for the PIPE financing. Paul Hastings LLP served as legal advisor to the placement agents.

Financo Raymond James is acting as financial advisor to MANSCAPED. Buchalter, P.C. is acting as legal advisor to MANSCAPED.

About MANSCAPED™

Founded by Paul Tran in 2016, San Diego, California-based MANSCAPED™ is the leading men’s lifestyle consumer brand and male grooming category creator trusted by over four million men worldwide. The product range includes a diversified line of premium tools, formulations, and accessories that are intelligently designed to introduce a whole new self-care routine for men. MANSCAPED offers a one-stop-shop at manscaped.com and direct-to-consumer shipping in 38 countries spanning the United States, Canada, Australia, New Zealand, the United Kingdom, the European Union, Norway, Switzerland, Singapore, South Africa, the United Arab Emirates, and the Kingdom of Saudi Arabia. Select products and unique bundles can also be found on Amazon with Prime and pickup options available. Retail placement includes Target, Best Buy and Macy’s stores throughout the U.S. and Hairhouse locations in Australia. For more information, visit www.manscaped.com or follow on Facebook, Instagram, Twitter, TikTok and YouTube.

About Bright Lights Acquisition Corp.

Bright Lights is a blank check company that was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Bright Light's efforts to identify a prospective target business are not limited to a particular industry or geographic region, but Bright Lights intends to focus on businesses operating in the consumer products and media, entertainment and sports sectors. Bright Lights is led by Chief Executive Officer, Michael Mahan, Co-Chairmen Allen Shapiro and John Howard and Chief Financial Officer, Hahn Lee. For more information, visit https://www.brightlightsacquisition.com/

Additional Information and Where to Find It

This press release relates to a proposed transaction between Bright Lights and MANSCAPED. This press release does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the Transactions described herein, Bright Lights or Bright Lights Parent Corp. intends to file relevant materials with the SEC, including a registration statement on Form S-4, which will include a proxy statement/prospectus. The proxy statement/prospectus will be sent to all Bright Lights stockholders. Bright Lights or Bright Lights Parent Corp. will also file other documents regarding the proposed transactions with the SEC. Before making any voting or investment decision, investors and security holders of Bright Lights are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transactions as they become available because they will contain important information about the proposed transactions.

Investors and security holders will be able to obtain free copies of the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Bright Lights or Bright Lights Parent Corp. through the website maintained by the SEC at www.sec.gov or by directing a request to Bright Lights via email at info@brightlightsacquisition.com or calling 310-421-1472.

No Offer or Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential transactions and shall not constitute an offer to sell or a solicitation of an offer to buy the securities of Bright Lights or MANSCAPED, nor shall there be any sale of any such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act.

Participants in the Solicitation

Bright Lights and MANSCAPED and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of Bright Lights’ shareholders in connection with the business combination. Investors and security holders may obtain more detailed information regarding the names and interests in the business combination of Bright Lights’ directors and officers in Bright Lights’ filings with the SEC, including Bright Lights’ Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 31, 2021. To the extent that holdings of Bright Lights’ securities have changed from the amounts reported in Bright Lights’ Annual Report on Form 10-K, such changes have been or will be reflected on Statements of Changes in Beneficial Ownership on Form 4 filed with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Bright Lights’ shareholders in connection with the business combination will be set forth in the proxy statement/prospectus filed as part of the Registration Statement on Form S-4 for the business combination, which is expected to be filed by Bright Lights Parent Corp. with the SEC.

This press release is not a substitute for any registration statement or for any other document that Bright Lights or MANSCAPED may file with the SEC in connection with the business combination. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of other documents filed with the SEC by Bright Lights through the website maintained by the SEC at www.sec.gov. INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Caution Concerning Forward-Looking Statements

Certain statements included in this press release are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of MANSCAPED’s management and are not predictions of actual performance. There may be additional risks that neither Bright Lights nor MANSCAPED presently know or that Bright Lights and MANSCAPED currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Bright Lights’ and MANSCAPED’s expectations, plans or forecasts of future events and views as of the date of this press release. Bright Lights and MANSCAPED anticipate that subsequent events and developments will cause Bright Lights’ and MANSCAPED’s assessments to change. However, while Bright Lights and MANSCAPED may elect to update these forward-looking statements at some point in the future, Bright Lights and MANSCAPED specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Bright Lights’ and MANSCAPED’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

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Contacts

Investors

Bruce Williams

Managing Director, ICR

ManscapedIR@icrinc.com

332-242-4303

Media

Allison Frazier

Director of Communications, MANSCAPED™

allison@manscaped.com

925-216-2791

Keil Decker

Managing Director, ICR

ManscapedPR@icrinc.com

646-677-1854